Exhibit 4.2

CEMPRA, INC.

REGISTRATION RIGHTS AGREEMENT

[          ], 2011

CEMPRA, INC.

REGISTRATION RIGHTS AGREEMENT

CEMPRA, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is dated this          day of           , 201  , by and among Cempra, Inc., a Delaware corporation (the “Company”) and the persons set forth on Exhibit A attached hereto (the “Holders”). This Agreement shall become effective upon the effectiveness of the Conversion (as defined below).

RECITALS

WHEREAS, prior to its initial public offering (the “Offering”), the Company operated as Cempra Holdings, LLC, a Delaware limited liability company;

WHEREAS, to facilitate the Offering, Cempra Holdings, LLC converted (the “Conversion”) to a Delaware corporation pursuant to a Plan of Conversion dated           , 2011 (the “Plan of Conversion”);

WHEREAS, each of the Holders previously held registration rights as set forth in the Second Amended and Restated Limited Liability Company Agreement dated May 13, 2009, as amended (the “LLC Agreement”);

WHEREAS, as a result of the Conversion, the LLC Agreement was terminated; and

WHEREAS, pursuant to the Plan of Conversion, the Company will provide the Holders with certain rights with respect to the registration of the shares of Common Stock of the Company (the “Common Stock”) they hold or have rights to as of the effective time of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, the Company and the Holders hereby agree as follows.

SECTION 1.

RESTRICTIONS ON TRANSFER

1.1 Restrictive Legend. Each certificate representing the Registrable Securities (as defined below) (unless otherwise permitted by the provisions of Section 1.2 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws).

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. COPIES OF THE REGISTRATION RIGHTS AGREEMENT PROVIDING FOR RESTRICTIONS ON TRANSFER OF THESE SECURITIES MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

Such restrictive legend shall be removed in connection with (i) any transfer to the public in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”)); (ii) any transfer pursuant to an effective registration statement under the 1933 Act; or (iii) any transfer in connection with which the transferring holder delivers to the Company any opinion of counsel reasonably acceptable to the Company to the effect that the transferee would be entitled to transfer such securities in a public sale without registration under the 1933 Act. Notwithstanding the foregoing clause (iii), no such opinion of counsel shall be necessary for a transfer by a Holder which is (a) a partnership to its partners or former partners in accordance with the partnership interests, (b) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (c) a corporation to its stockholders in accordance with their interest in the corporation, provided, that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he or she were an original Holder hereunder.

SECTION 2.

REGISTRATION RIGHTS

The Company hereby grants to each of the Holders the registration rights set forth in this Section 2 with respect to the Registrable Securities owned by such Holders. The Company and the Holders agree that the registration rights provided herein set forth the sole and entire agreement, and supersede any prior agreement, between the Company and the Holders with respect to registration rights for the Company’s securities.

2.1 Certain Definitions. As used in this Section 2, the following terms shall have the following meanings.

(a) The terms “register”, “registered” and “registration” refer to a registration effected by filing with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) in compliance with the 1933 Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

(b) The term “Registrable Securities” means: (a) any shares of Common Stock issued to the Holders upon the conversion of their preferred shares of Cempra Holdings, LLC at the effective time of this Agreement pursuant to the Plan of Conversion; (b) any shares of Common Stock issuable to the Holders upon the conversion of their unsecured convertible promissory notes as of the effective time of this Agreement and as amended from time to time, issued to them pursuant to that certain Unsecured Convertible Promissory Note and Warrant Purchase Agreement dated August 5, 2011, by and among Cempra Holdings, LLC and various persons listed therein (the “Purchase Agreement”), (c) any shares of Common Stock to which the Holders have rights as of the effective time of this Agreement pursuant to the preferred share purchase warrants issued and as amended from time to time under the Purchase Agreement or any replacement warrants to purchase Common Stock issued to Holders upon an initial public offering; and (d) any shares of Common Stock issued or issuable with respect to any shares described in subsection (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected). Shares of Common Stock shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction and (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

(c) The term “Initiating Holders” means any Holder or Holders of at least 25% of the Registrable Securities then outstanding and not registered at the time of any request for registration made pursuant to Section 2.2 of this Agreement.

(e) The term “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

2.2 Demand Registration.

(a) Demand for Registration. Beginning six (6) months after the effective date of the initial public offering of the Company’s securities, if the Company shall receive from Initiating Holders a written demand that the Company effect any registration (a “Demand Registration”) of Registrable Securities (other than a registration on Form S-3 or any related form of registration statement, such a request being provided for under Section 2.9 hereof) with an anticipated aggregate offering price of at least $1,500,000, the Company will:

(i) promptly (but in any event within ten (10) days) give written notice of the proposed registration to all other Holders; and

(ii) use its best efforts to effect such registration as soon as practicable and as will permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such demand as are specified in a written demand received by the Company within fifteen (15) days after such written notice is given, provided that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 2.2:

(A) after the Company has effected two (2) such registrations pursuant to this Section 2.2; or

(B) if the Company shall furnish to such Holders a certificate signed by the President of the Company, stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its equity holders for such Registration Statement to be filed at the date filing would be required, in which case the Company shall have an additional period or periods of not more than ninety (90) days within which to file such Registration Statement; provided, however, that the Company shall not use this right to delay the filing more than once nor for any period greater than ninety (90) days in the aggregate in any 12 consecutive month period;

(b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an underwriting, they shall so advise the Company as part of their demand made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2(a)(i). The managing underwriter shall be mutually agreed upon by the Initiating Holders and the Board of Directors. In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

The Company shall, together with the Holders of Registrable Securities proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters mutually agreed upon by the Company and a majority-in-interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No

Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration.

No securities other than Registrable Securities shall be included among the securities covered by such registration without the prior written consent of Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities requested to be included in the offering.

If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other equity holders) in such registration if the underwriter so agrees and if the number of Registrable Securities would not thereby be limited. A Demand Registration under this Section 2.2 shall not be deemed to have occurred nor be considered a Demand Registration for purposes of the limit on Demand Registrations which may be requested pursuant to 2.2(a) above, if the number of Registrable Securities included in a registration is reduced in accordance with this Section 2.2(b) such that less than fifty percent (50%) of the Registrable Securities sought to be included in such registration are included.

2.3 Piggyback Registration.

(a) Company Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or for the account of security holders, other than a registration relating solely to employee benefit plans, an initial public offering, a registration on Form S-4 relating solely to an SEC Rule 145 transaction or a registration pursuant to Section 2.2 or 2.9 hereof, the Company will:

(i) promptly (but in any event within 10 days) give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 30 days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 2.3(b) below.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, other than an initial public offering, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i). In such event the right of any Holder to registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter determines in writing that the inclusion of all Registrable Securities which the Holders have requested be included would materially jeopardize the success of the offering, the Company may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting subject to the terms of this Section 2.3. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated in the following manner: (i) first, shares, other than Registrable Securities and other securities that have contractual rights with respect to registration similar to those provided for in this Section 2.3, requested to be included in such registration by stockholders shall be excluded, and (ii) second, if a limitation on the number of shares still is required, securities other than Registrable Securities that have contractual rights with respect to registration shall be excluded, and (iii) third, if a limitation on the number of shares is still required, the number of Registrable Securities that may be included shall be allocated among the Holders thereof in proportion, as nearly as practicable, to the amounts of Registrable Securities held by each such Holder at the time of filing the Registration Statement. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. Except as specifically set forth herein, nothing in this Section 2.3(b) is intended to diminish the number of securities to be included by the Company in the underwriting.

If any Holder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration and the Company shall bear all of the expenses incurred in connection with such registration as provided in Section 2.4 below.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders of Registrable Securities in connection with such Piggyback Registration as provided in Section 2.4. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.4 Expenses of Registration. All expenses incurred by the Company in performing or complying with its obligations under this Agreement in connection with the registration of Registrable Securities under Sections 2.2, 2.3 or 2.9, including, without limitation, all registration and filing fees, including fees with respect to filings required to be made with the Securities Exchange Commission (the “SEC”), the National Association of Securities Dealers, Inc., fees and expenses of compliance with securities or “blue sky” laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters and counsel in connection with blue sky qualifications of the Registrable

Securities), printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel of the Company and of all independent public accountants of the Company (including the expenses of any special audit and “comfort” letters required by or incident to such performance), reasonable fees and disbursements of one counsel for the selling Holders (such fees and expenses not to exceed $30,000), underwriters fees (excluding underwriter discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which shall be paid by the selling Holders on a pro rata basis based on the number of Registrable Securities being sold by them), securities acts liability insurance (to the extent then available on reasonable commercial terms), and fees and expenses of other persons or entities retained by the Company (including, without limitation, all salaries and expenses of its officers and employees) will be borne by the Company whether or not any of the Registration Statements become effective. Notwithstanding anything to the contrary above, the Company shall not be required to pay for any expenses of any registration proceeding under Section 2.2 if the registration request is subsequently withdrawn at the request of the Initiating Holder of the Registrable Securities to have been registered, in which event either such registration shall count as a demand registration pursuant to Section 2.2 and the Company shall bear all of the expenses incurred in connection with such registration, or at the election of the Holders of a majority of the Registrable Securities to have been registered, such registration shall not count as a demand registration and the Holders of Registrable Securities to have been registered shall bear all such expenses pro rata on the basis of the Registrable Securities to have been registered. Notwithstanding the preceding sentence, however, if at the time of the withdrawal, the Holders have learned of a materially adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of said expenses and shall retain their rights pursuant to Section 2.2 and provided, further, that the Company shall not be required to pay for any expenses of any registration pursuant to Section 2.9 if the Company has effected two (2) registrations pursuant to Section 2.9 in the preceding twelve (12) months and paid the expenses thereof, in which event the Holders of Registrable Securities to be registered shall bear all such expenses pro rata on the basis of Registrable Securities to be registered.

2.5 Obligations of the Company. Whenever required under Sections 2.2, 2.3 or 2.9 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible (or within ninety (90) days with respect to clause (a)):

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of one hundred and twenty (120) days or until the Holder or Holders have completed the distribution relating thereto; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in paragraph (a) above;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) concurrently with the effectiveness of the Registration Statement qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such states and other jurisdictions as shall be reasonably requested by the Holders or the managing underwriter, provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the 1933 Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement subject to the limitations in Sections 2.2 and 2.3;

(f) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and prepare and furnish to each Holder a reasonable number of copies of a supplement to or amendment of such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) use its best efforts to list the Registrable Securities covered by such Registration Statement on a national securities exchange or trading system and on any securities exchange on which the Common Stock is then listed;

(h) cause all such Registrable Securities to be listed on each securities exchange or reported on each consolidated reporting system on which similar securities issued by the Company are then listed or reported, as the case may be;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(j) furnish, at the request of any Holder or Holders requesting registration of Registrable Securities pursuant to Sections 2.2, 2.3 or 2.9 hereof, on the date that such Registrable Securities are delivered to the underwriters for the sale pursuant to such registration or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement (or any amendment or supplement thereto) with respect to such Registrable Securities becomes effective, (x) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Holder or Holders making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the Holder requesting such opinion may reasonably request, in customary form and covering such matters of the kind customarily covered by such legal opinions, and (y) a comfort letter or comfort letters dated such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Holder or Holders making such request, stating that they are independent certified public accountants within the meaning of the 1933 Act, in customary form and covering such matters of the kind customarily covered by such comfort letter(s). Such comfort letter(s) from the independent certified public accountants shall additionally cover such other financial matters with respect to the registration in respect of which such letter is being given as the Holder requesting such letter may reasonably request; provided such matters are of a nature that accountants are normally required to opine upon in connection with such registration and which shall be necessary to effectuate such registration or offering.

(k) use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document covering a period of twelve (12) months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 (or any successor provision) thereunder.

(l) allow a representative designated by a majority in interest of the Holders participating in the registration (the “Holder Representative”) to participate in the preparation of the Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto and make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant, advisors or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant, advisor or agent in connection with such Registration Statement;

(m) cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities; and

(n) permit the Holder Representative to participate in good faith in the preparation of such Registration Statement and to require the insertion therein of material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included.

2.6 Indemnification.

(a) The Company will indemnify and hold harmless each Holder participating in the registration, its directors, stockholders, officers, partners, advisers, employees, affiliates, members, attorneys and agents and each underwriter involved in such registration and each other person, if any, who controls each selling Holder or underwriter within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”) from and against any losses, judgments, claims, damages or liabilities, whether joint or several, to which each selling Holder or its officers, directors, stockholders, advisers, employees, affiliates, members, attorneys, agents or partners or underwriter or controlling person may become subject arising out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Securities were registered under the 1933 Act, any preliminary prospectus, final prospectus or summary prospectus contained in such Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or are based upon the untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the 1933 Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, and will reimburse such selling Holder, its officers, directors, stockholders, advisers, employees, affiliates, members, attorneys, agents and partners and such underwriter and each such controlling person for any legal or any other expenses reasonably incurred by any of them as they are incurred in connection with investigating or defending any such loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable to a selling Holder or its officers, directors, stockholders, advisers, employees, affiliates, members, attorneys, agents or partners, or controlling persons in any such case to the extent that any such loss, judgment, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus, final prospectus or summary prospectus, or any such amendment or supplement thereto, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder specifically for use therein.

(b) If Registrable Securities held by or issuable to a Holder are included in such registration, qualification or compliance pursuant to this Section 2, such Holder does hereby undertake to indemnify and hold harmless the Company, each of its directors and officers, and each person controlling the Company, each underwriter, if any, and each person who controls any underwriter, of the Registrable Securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, directors, managers, partners, members and agents and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder and each such director, officer, manager, partner, member, agent and controlling person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Subsection 2.6(b).

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnified Party’s expense. If representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding or if the Indemnifying Party shall fail, within a reasonable time after notice of the claim, to have given written notice of its intention to assume such defense, and to have employed counsel approved by the Indemnified Party to assume the defense of such claim or litigation, or the Indemnifying Party fails timely and actively to assume or to continue to assume the defense of such claim, then the Indemnifying Party shall not have the right to direct the defense of such claim or litigation on behalf of the Indemnified Party and the Indemnified Party shall have the right to employ one separate counsel at the Indemnifying Party’s expense. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any claim or litigation, shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include, as an unconditional term, the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such third party claim or litigation. In no event shall an Indemnified Party consent to any entry of any judgment in a third party claim or litigation, or settle a third party claim or litigation without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed)

unless the Indemnifying Party fails to timely give notice of its intention to assume defense or timely and actively to assume and continue such defense.

(d) In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any such Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.6; then, and in each such case, the Company and such Holder will contribute to the amount paid or payable by such Indemnified Party as a result of such aggregate claims, losses, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such aggregate claims, losses, damages or liabilities, as well as any other relevant equitable considerations, including the relative benefits received from the offering. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. Notwithstanding any of the foregoing, in any case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) The indemnities provided in this Section 2.6 shall survive the transfer of any Registrable Securities by such Holder.

2.7 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 2.

2.8 Transfer and Assignment of Rights. The rights contained in Section 2 hereof may be assigned or otherwise conveyed in whole or in part together with a transfer or assignment of shares of Registrable Securities and the transferee of such Registrable Securities shall be considered a “Holder” for purposes of this Agreement; provided, that, in order to effect such a transfer of rights (i) the transferee must be recipient of at least 0.5% of the total number of shares of Registrable Securities held by all

Holders and (ii) the transferee must agree to be bound by the obligations of this Agreement. Any such transferee may again transfer such rights in accordance with the terms of this Agreement.

2.9 Form S-3.

(a) The Company shall use its best efforts to qualify for registration on Form S-3 (or any future form that is substantially equivalent to the current Form S-3) as soon as it is eligible. After the Company has qualified for the use of Form S-3, the Holders of at least twenty percent (20%) of the then-outstanding Registrable Securities shall have the right to request registrations on Form S-3 thereafter under this Section 2.9. The Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 2.9 and shall provide a reasonable opportunity for other Holders to participate in the registration. Subject to the foregoing, the Company will use its best efforts to effect as soon as practicable, and in any event within ninety (90) days, the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition; provided, however, that the Company shall not be obligated to effect any such registration if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000. All expenses incurred in connection with a registration requested pursuant to this Section 2.9, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company in accordance with Section 2.4. Registrations effected pursuant to this Section 2.9 shall not be counted as registrations or demands for registration effected pursuant to Sections 2.2 and 2.3. Notwithstanding the foregoing, nothing herein shall restrict, prohibit or limit in any way a Holder’s ability to exercise its registration rights under Sections 2.2 or 2.3 hereof. The Company may delay registration pursuant to this Section 2.9 to the extent of the provisions of Section 2.2(a)(ii) (B) (which shall be deemed to apply to the obligations under this Section 2.9 with equal force).

(b) If the Holders requesting registration on Form S-3 pursuant to this Section 2.9 so request, the Registrable Securities covered by such Form S-3 shall be distributed by means of an underwriting upon the same terms and conditions as an underwritten distribution pursuant to Section 2.2(b) hereof.

2.10 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding and not registered, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to (a) require the Company to effect a registration, or (b) include any securities in any registration filed under Section 2.2, 2.3 or 2.9 hereof.

2.12 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its diligent efforts to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the 1934 Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.13 Market Stand-Off Agreement. Each Holder hereby agrees that during a period, not to exceed one hundred and eighty (180) days following the effective date of an effective registration statement of the Company filed under the 1933 Act, it shall not, to the extent requested by the Company and any underwriter, sell, pledge, transfer, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock held by it at any time during such period except Common Stock included in such registration, and each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters that are consistent with this Section 2.13 or that are necessary to give further effect thereto; provided, however, that all “One Percent Holders” (as defined below) and all officers and directors of the Company enter into similar agreements. For purposes of this

Agreement, the term “One Percent Holder” shall mean a Holder who owns at least one percent (1%) of the outstanding Common Stock of the Company (assuming conversion of any outstanding preferred stock of the Company) at the time of the proposed transfer of Common Stock. Any such agreement shall be in a form satisfactory to the Holders of a majority of the Registrable Securities. Neither the Company nor the underwriter shall amend, terminate or waive any such agreement unless each “market stand-off” agreement with each Holder is also amended or waived in a similar manner or terminated, as the case may be. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the securities held by each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.14 Termination of Rights. The rights of any particular Holder under this Section 2 shall terminate as to any Holder on the date that is seven (7) years after the closing of the Company’s initial public offering.

SECTION 3.

MISCELLANEOUS

3.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Delaware, excluding its conflict of laws principles.

3.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Upon the effectiveness of this Agreement, all prior agreements pursuant to which Cempra Holdings, LLC or Cempra Pharmaceuticals, Inc. provided registration rights to the Holders shall be deemed amended and restated and superseded and replaced in their entirety by this Agreement and of no further force or effect.

3.4 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any Holder of any one or more of the provisions of this Agreement, or any part thereof, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to any other Holder. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.5 Amendment and Waiver. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the Holders, or their transferees, holding at least sixty-six and two-thirds percent (66 2/3%) of the shares of Common Stock held by such Holders at the effective time of this Agreement, voting together as a single group. Any amendment or waiver effected in accordance with this Section 3.5 shall be binding upon the Company, each Holder and each transferee of the Registrable Securities. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the Holders who have not previously consented thereto in writing. Notwithstanding anything to the contrary in this Section 3.5, the Company shall be entitled to grant the registration rights set forth herein to any person who had registration rights under the LLC Agreement as a shareholder of Cempra Holdings, LLC, but failed to execute this Agreement prior to its effective time. Such grant of registration rights shall be made by the Company obtaining a counterpart signature page hereto and amending Exhibit A hereto with the name of the additional Holder.

3.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company, the Holders, or any transferees upon any breach, default or noncompliance of the Holders or any transferee or the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Holders of any breach, default or noncompliance under this Agreement or any waiver on the Company’s or the Holders’ part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to the Company and the Holders, shall be cumulative and not alternative.

3.7 Notices, etc. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified; (b) upon delivery by confirmed facsimile transmission if received by the recipient before 5:00 p.m. local time on a business day, and if not, then the next business day; (c) if to a U.S. resident, five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or (d) if to a U.S. resident, one (1) business day after deposit with a nationally recognized overnight courier service (or if to a non-U.S. resident, two (2) business days after deposit with an internationally recognized overnight courier service, specifying international priority delivery), and addressed:

(a)	if to the Company, at:

Cempra, Inc.

6340 Quadrangle Drive

Suite 100

Chapel Hill, NC 27517

Attn: Prabhavathi Fernandes

Telephone: (919) 467-1716

Facsimile: (919) 481-1063

With a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attn: Kenneth Eheman

Telephone: (919) 781-4000

Facsimile: (919) 781-4865

or at such other address as the Company shall have furnished to the Holders in writing;

(b) if to the Holders, at the addresses of such Holders specified on Exhibit A hereto, or at such other address as the Holders shall have furnished to the Company in writing; and

(c) if to a Holder, at such Holder’s address as shall have been furnished to the Company in writing.

3.8 Titles and Subtitles. The titles and subtitles of sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.10 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other additional instruments and documents and do all such other acts and things as may be reasonably necessary to more fully effectuate this Agreement.

[The next page is the signature page.]

IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

THE COMPANY:	CEMPRA, INC.

By:
	Name:	Prabhavathi Fernandes, Ph.D.
	Title:	President and Chief Executive Officer

THE HOLDERS:	I. WISTAR MORRIS, III

I. Wistar Morris, III

COTSWOLD FOUNDATION

By:
Name:
Title:

ELEVENTH GENERATION PARTNERSHIP, LP

By:
Name:
Title:

MARTHA H. MORRIS

Martha H. Morris

INTERSOUTH PARTNERS VI, L.P.

By:	Intersouth Associates VI, LLC, its General Partner

By:
Name:
Title:

INTERSOUTH PARTNERS VII, LP

By:
Name:
Title:

DAL LAMAGNA

Dal LaMagna

JOSH MAILMAN

Josh Mailman

PETER BAUMANN & ALISON BAUMANN, JOINT TENANTS

Peter Baumann

Alison Baumann

KIMBERLY SEIBERT

Kimberly Seibert

GERALD LIHOTA & KARLA LIHOTA, JOINT TENANTS

Gerald Lihota

Karla Lihota

WILLIAM J. LEAHY IRA ROLLOVER

By:
Name:
Title:

BIONAPLES, LLC

By:
Name:
Title:

HANS H. LIU, M.D.

Hans H. Liu, M.D.

DEAN OLMSTEAD

Dean Olmstead

MARTHA COONLEY

Martha Coonley

HOWARD COONLEY

Howard Coonley

MARY KATHERINE HITCHNER & ELAM M. HITCHNER, JOINT TENANTS

Mary Katherine Hitchner

Elam M. Hitchner

JOHN LOONEY IRA

By:
Name:
Title:

KATHERINE C. KELLEY

Katherine C. Kelley

HUNT- BIOVENTURES, L.P.

By:
Name:
Title:

AISLING CAPITAL II, LP

By:
Its General Partner

By:
Name:
Title:

BLACKBOARD VENTURES INC.

By:
Name:
Title:

QUAKER BIOVENTURES II, LP

By:
Name:
Title:

DEVON PARK BIOVENTURES, LP

By:
Name:
Title:

JOHN LOONEY

John Looney

Exhibit A

Holders

I. Wistar Morris, III

234 Broughton Lane

Villanova, PA 19085

Cotswold Foundation, Wistar Morris and Martha Morris, Trustees

234 Broughton Lane

Villanova, PA 19085

Eleventh Generation Partnership, LP

Attn: Martha Morris, Power of Attorney

234 Broughton Lane

Villanova, PA 19085

Martha H. Morris

234 Broughton Lane

Villanova, PA 19085

Intersouth Partners VI, L.P.

406 Blackwell Street

Suite 200

Durham, NC 27701

Attn: Richard Kent

Aisling Capital II, LP

888 Seventh Ave.

30th Floor

New York, NY 10106

Dal LaMagna

2020 Lutes Road, N.W.

Poulsbo, WA 98370

Joshua Mailman

1 West 67th Street

New York, NY 10023

Peter Baumann & Alison Baumann, Joint Tenants

2100 Pacific Avenue

San Francisco, CA 94115

Kimberly Seibert

2323 Race Street, Unit 1102

Philadelphia, PA 19103

Gerald Lihota & Karla Lihota, Joint Tenants

39 Langstoon Lane

Media, PA 19063-1150

William J. Leahy IRA Rollover (#5096-6984)

37 Dorchester Lane

Richboro, PA 18954

Issued to: First Clearing, LLC as custodian fbo William J. Leahy IRA Rollover

Katherine C. Kelley

PO Box 1048

Athens, OH 45701-1048

Bionaples, LLC

Attention: Mr. Robin Gadsby

c/o Gap Financial Counseling Corporation

5801 Pelican Bay Blvd.

Suite 600

Naples FL 34108

Hans H. Liu, M.D.

219 Garnet Lane

Bala Cynwyd, PA 19004-1313

Dean Olmstead

2572 13th Avenue, W.

Seattle, WA 98119

Martha Coonley

109 Church Street

Philadelphia, PA 19106

Mary Katherine Hitchner & Elam M. Hitchner, Joint Tenants

PO Box 335

Haverford, PA 19041

Howard Coonley

109 Church Street

Philadelphia, PA 19464

John Looney IRA

11 Surrey Lane

Durham, NC 27707

Issued to: FCC as Custodian FBO John Looney IRA 5160-3240

Blackboard Ventures Inc.

c/o Ontario Teachers’ Pension Plan Board

5650 Yonge Street

Toronto, Ontario M2M 4H5

Intersouth Partners VII, L.P.

406 Blackwell Street

Suite 200

Durham, NC 27701

Attn: Richard Kent

Quaker BioVentures II, L.P.

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attn: Brenda D. Gavin, D.V.M.

Devon Park Bioventures, L.P.

1400 Liberty Ridge Drive, Suite 103

Wayne, PA 19087

Attn: Devang V. Kantesaria, M.D.

John Looney

11 Surrey Lane

Durham, NC 27707

Hunt - BioVentures, L.P

1900 North Akard Street

Dallas, TX 75201-2300

Attn: Michael T. Bierman, Managing Director